For Immediate Release

LL FLOORING REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

-- Company Announces Plan to Grow Net Revenue to $1.5 Billion with Expanded Operating Margin by 2024 -–

-- Board Approves Increased Share Repurchase Program Authorization to $50 Million --

RICHMOND, Va., February 23, 2022 – LL Flooring Holdings, Inc. (“LL Flooring” or “Company”) (NYSE: LL), a leading specialty retailer of hard-surface flooring in the U.S., today announced financial results for the fourth quarter and year ended December 31, 2021.

“I am very proud of all that our associates accomplished in 2021 to deliver annual comparable store sales growth of 5.2% and excellent service to our customers throughout a second year marked by unprecedented macroeconomic uncertainty and supply chain turbulence,” said President and Chief Executive Officer Charles Tyson. “In 2021, we delivered record sales to Pro customers and record net services sales. Our merchant and sourcing teams broadened our network of global sourcing partners to launch new, innovative product and deployed effective pricing and promotion strategies to partially mitigate substantially higher material and transportation costs.”

Tyson continued, “We are excited to share today our target for $1.5 billion in net revenue with expanded operating margin by 2024. Our balance sheet is strong, with no debt and total liquidity of $227.2 million at year end, which enables us to invest in our organic growth. In addition, our Board has increased our share repurchase program authorization to $50 million, underscoring strong confidence in the long-term growth potential for our business as well as the financial flexibility we have created to invest in growth and return capital to our shareholders.”

Full Year Financial Highlights

●	Net sales of $1,152.3 million increased 5.0% compared to last year, driven by double-digit growth in sales to Pro customers and net services sales that more than offset a decrease in DIY sales; and increased 5.5% compared to 2019, also driven primarily by double-digit growth in sales to Pro customers and net services sales that more than offset a decrease in DIY sales.
●	Total comparable store sales increased 5.2% versus last year, and increased 4.7% on a two-year stack basis.
●	Gross margin of 38.2% decreased 80 basis points as a percentage of sales compared to 2020 but increased 130 basis points compared to 2019.
o	Adjusted gross margin[1] of 37.6% decreased 120 basis points as a percentage of net sales compared to 2020, primarily reflecting significantly higher transportation, tariff and material costs (collectively up more than 500 basis points) that the Company was able to partially mitigate through pricing, promotion and alternative country/vendor sourcing strategies.
o	Adjusted gross margin increased 60 basis points compared to 2019, primarily reflecting the Company’s pricing, promotion and alternative country/vendor sourcing strategies that more than offset higher material, transportation and tariff costs (collectively up more than 500 basis points).
o	The Company paid a 25% tariff on certain flooring products imported from China (discussed in the "Section 301 Tariffs" section that follows) for the full year 2021, compared to paying this tariff for approximately five months in 2020. Through its sourcing strategy, the Company reduced the percent of product subject to Section 301 tariffs to 20% at the end of 2021 versus 34% at the end of 2020.
●	SG&A as a percentage of net sales of 33.6% decreased 20 basis points compared to last year and decreased 180 basis points compared to 2019; Adjusted SG&A1 as a percentage of net sales of 33.0% was flat compared to last year, primarily due to increased investment in customer facing and distribution center personnel that was offset by higher net sales; and decreased 170 basis points on higher net sales compared to 2019.
●	Operating margin of 4.6% decreased 50 basis points compared to last year but increased 310 basis points compared to 2019; Adjusted operating margin[1] of 4.7% decreased 110 basis points compared to last year, but increased 240 basis points compared to 2019.

●	Diluted EPS of $1.41 decreased $0.69 compared to last year, but increased $1.07 compared to 2019. The effective tax rate for 2021, 2020 and 2019 was 21.0%, -14.5% and 25.4%, respectively; Adjusted Earnings Per Diluted Share[1] of $1.39 decreased $0.86 compared to last year, reflecting $9.9 million lower adjusted operating income in 2021 and a $7.8 million income tax benefit in 2020 due primarily to the release of valuation allowance; but increased $0.85 compared to 2019.
●	During 2021, the Company opened a net 14 new stores, bringing total stores to 424 as of December 31, 2021.

1Please refer to the “Non-GAAP and Other Information” section and the GAAP to non-GAAP reconciliation tables below for more information.

Tyson said, “As much as we are proud of all that we accomplished in 2021, we were not happy with our sales performance in the second half of the year, which was pulled down by a decrease in sales to DIY customers. While we anticipated tough comparisons to the DIY nesting phenomenon last year, we also believe our lower DIY sales were impacted by less-than-optimal inventories and we are focused on increasing sales to DIY customers in 2022.”

Fourth Quarter Financial Highlights

●	Net sales of $285.3 million decreased 6.2% compared to the same period last year, as double-digit growth in sales to Pro customers and a 6.4% increase in net services sales partially offset a decrease in DIY sales; and increased 4.2% compared to the fourth quarter of 2019, also driven primarily by double-digit growth in sales to Pro customers and net services sales that more than offset a decrease in DIY sales.
●	Total comparable store sales decreased 6.7% versus the same period last year, but increased 3.8% on a two-year stack basis.
●	Gross margin of 37.3% decreased 150 basis points as a percentage of sales compared to the same period last year and decreased 360 basis points compared to the fourth quarter of 2019.
o	Adjusted gross margin[1] of 37.4% decreased 70 basis points as a percentage of net sales compared to the same period last year, primarily reflecting significantly higher material and transportation costs (collectively up more than 800 basis points) that the Company was able to partially mitigate through pricing, promotion and alternative country/vendor sourcing strategies.
o	Adjusted gross margin decreased 360 basis points compared to the fourth quarter of 2019, primarily reflecting significantly higher material and transportation costs (collectively up more than 800 basis points), as well as the absence of the one-time approximately $13 million benefit recognized in the fourth quarter of 2019 from the retroactive exclusion of tariffs on certain flooring products imported from China, partially offset by the Company’s pricing, promotion and alternative country/vendor sourcing strategies.
●	SG&A as a percentage of net sales of 33.5% increased 80 basis points compared to the fourth quarter of last year and decreased 30 basis points compared to the fourth quarter of 2019; Adjusted SG&A1 as a percentage of net sales of 33.7% increased 180 basis points compared to the fourth quarter of last year, primarily due to increased investment in customer facing and distribution center personnel that was mostly offset by lower bonuses and commissions, and deleverage on lower net sales compared to the fourth quarter of 2020; Adjusted SG&A as a percentage of net sales decreased 20 basis points on higher net sales compared to the fourth quarter of 2019.
●	Operating margin of 3.8% decreased 220 basis points compared to the fourth quarter of last year and decreased 330 basis points compared to the fourth quarter of 2019; Adjusted operating margin[1] of 3.8% decreased 240 basis points compared to the fourth quarter of last year, and decreased 330 basis points compared to the fourth quarter of 2019. The decrease compared to 2019 reflects the approximately $11 million one-time benefit to adjusted operating income recognized in the fourth quarter of 2019 as a result of the retroactive exclusion of tariffs on certain flooring products imported from China.
●	Diluted EPS of $0.35 decreased $0.70 compared to the fourth quarter of last year and decreased $0.22 compared to the fourth quarter of 2019.
o	The effective tax rate for the fourth quarters of 2021, 2020 and 2019 was 4.4%, -68.5% and 12.9%, respectively;
o	Adjusted Earnings Per Diluted Share[1] of $0.35 decreased $0.68 compared to the fourth quarter of last year, reflecting $8.0 million lower adjusted operating income in the fourth quarter of 2021 and a $12.6 million income tax benefit in the fourth quarter of 2020 primarily due to the release of valuation allowance;
o	Adjusted Earnings Per Diluted Share decreased $0.22 compared to the fourth quarter of 2019 when we recognized an approximately $8 million after-tax one-time benefit to operating margin as a result of the retroactive exclusion of tariffs on certain flooring products imported from China.
●	During the fourth quarter, the Company opened two new stores, bringing total stores to 424 as of December 31, 2021.

1Please refer to the “Non-GAAP and Other Information” section and the GAAP to non-GAAP reconciliation tables below for more information.

Cash Flow & Liquidity

As of December 31, 2021, the Company had liquidity of $227.2 million, consisting of excess availability under its Credit Agreement of $142.0 million, and cash and cash equivalents of $85.2 million.

During 2021, the Company generated $38.7 million of cash flows from operating activities, primarily driven by $41.7 million of net income, somewhat offset by rebuilding inventory.

Share Repurchase Program

LL Flooring today announced that its Board of Directors has increased the authorization under its existing share repurchase program by $35.3 million to a total of $50.0 million. Previously, the Company had $14.7 million remaining authorization under its share repurchase program. The timing and amount of any share repurchases under the authorization will be determined by management at its discretion and based on market conditions and other considerations. Share repurchases under the authorizations may be made through open market purchases or pursuant to pre-set trading plans meeting the requirements of Rule 10b-1 under the Securities Exchange Act of 1934. The program does not obligate LL Flooring to acquire any particular amount of its common stock, and the repurchase program may be suspended or discontinued at any time at the Company’s discretion.

Three-Year Growth Plan

The Company also announced today a plan to achieve $1.5 billion of net revenue by 2024, which represents a 9% three-year-compound annual growth rate from 2021. LL Flooring is also targeting expanded operating margin by 2024. The plan is anchored by six core growth strategies:

●	Accelerate new store openings
●	Grow sales to Pro customers
●	Broaden awareness of the LL Flooring brand
●	Improve the customer experience to deliver on the brand promise
●	Innovate new products, and
●	Drive people & culture initiatives

2022 Business Outlook

The Company continues to navigate uncertainty in the macroeconomic environment related to COVID-19, global supply chain disruptions, consumer spending, inflation and a challenging labor market. As a result, the Company is not providing financial guidance at this time. The Company is, however, sharing the following outlook:

Tyson said, “In the near term, our teams continue to navigate supply chain constraints and cost increases, store staffing challenges related to the Omicron variant and consumer spending headwinds of inflation and last year’s stimulus. We expect 2022 to be a tale of two halves, with a challenging first half turning to growth in the second half. We expect comparable store sales for the first quarter to improve slightly on a percentage basis from the fourth quarter of 2021, to improve again for the second quarter versus the first quarter of 2022, and to show positive growth for the full year 2022.”

●	The Company’s outlook for net sales and comparable store sales growth anticipates inventories returning to optimal levels by the end of the first half and increasing traction on its growth strategies as the year progresses and the macroeconomic headwinds lessen.

●	The Company expects higher material and transportation costs will be a headwind to gross margins in 2022. The Company expects to continue to partially offset these higher costs through pricing, promotion and sourcing strategies but will monitor the market to inform and guide its decisions.

●	The Company expects SG&A as a percent of sales to increase in 2022 compared to 2021, reflecting an investment year in support of its plan to grow net sales to $1.5 billion by 2024.

●	The Company expects to invest $50 million to $70 million to rebuild inventory in 2022.

●	The Company expects capital expenditures in the range of approximately $28 million to $32 million, primarily to support growth strategies such as new stores.

●	The Company expects to open 20 to 25 new stores in 2022.

Learn More about LL Flooring

●	Our commitment to quality, compliance, the communities we serve and corporate giving: https://llflooring.com/corp/quality.html
●	Follow us on social media: Facebook, Instagram and Twitter.

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on February 23, 2022, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (844) 200-6205 or (646) 904-5544 and entering pin number 050670. A replay will be available approximately two hours after the call ends through Wednesday, March 2, 2022 and may be accessed by dialing (929) 458-6194 and entering pin number 240292. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company's website, https://investors.llflooring.com.

About LL Flooring

LL Flooring is one of the leading specialty retailers of hard-surface flooring in the U.S. with more than 420 stores. The Company seeks to offer the best customer experience online and in stores, with more than 500 varieties of hard-surface floors featuring a range of quality styles and on-trend designs. LL Flooring’s online tools also help empower customers to find the right solution for the space they’ve envisioned. LL Flooring’s extensive selection includes waterproof vinyl plank, solid and engineered hardwood, laminate, bamboo, porcelain tile, and cork, with a wide range of flooring enhancements and accessories to complement. Our stores are staffed with flooring experts who provide advice, Pro partnership services and installation options for all of LL Flooring’s products, the majority of which is in stock and ready for delivery.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control.

The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. For a discussion of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2021, and the Company’s other filings with the Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov and the Company’s Investor Relations website at https://investors.llflooring.com.

Non-GAAP and Other Information

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures in the body of this press release and in the supplemental tables at the end of the release: (i) Adjusted Gross Profit; (ii) Adjusted Gross Margin; (iii) Adjusted SG&A; (iv) Adjusted SG&A as a percentage of net sales; (v) Adjusted Operating Income; (vi) Adjusted Operating Margin; (vii) Adjusted Other Expense; (viii) Adjusted Other Expense as a percentage of net sales; (ix) Adjusted Earnings; and (x) Adjusted Earnings per Diluted Share. These non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management and analysts use these non-GAAP financial measures to evaluate the Company’s operating performance and, in certain cases, to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance, which include regulatory and legal settlements and associated legal and operating costs, changes in antidumping and countervailing duties, and store closures, as such items are outside of the Company’s control due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

For further information contact:

LL Flooring Investor Relations

Julie MacMedan

ir@llflooring.com

Tel: 804-420-9801

(Tables Follow)

LL Flooring

Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2021	2020
Assets
Current Assets:
Cash and Cash Equivalents	$85,189	$169,941
Merchandise Inventories	254,385	244,409
Prepaid Expenses	9,160	9,370
Tariff Recovery Receivable	—	4,078
Other Current Assets	11,094	10,354
Total Current Assets	359,828	438,152
Property and Equipment, net	96,926	97,557
Operating Lease Right-of-Use	119,510	109,475
Goodwill	9,693	9,693
Net Deferred Tax Assets	11,336	11,611
Other Assets	8,599	7,860
Total Assets	$605,892	$674,348

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$63,464	$70,543
Customer Deposits and Store Credits	67,063	61,389
Accrued Compensation	10,128	15,347
Sales and Income Tax Liabilities	4,297	5,793
Accrual for Legal Matters and Settlements	33,611	30,398
Operating Lease Liabilities - Current	33,060	33,024
Other Current Liabilities	20,717	25,761
Total Current Liabilities	232,340	242,255
Other Long-Term Liabilities	4,268	13,293
Operating Lease Liabilities - Long-Term	97,163	90,194
Credit Agreement	—	101,000
Total Liabilities	333,771	446,742

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000 shares authorized; 30,536 and 30,229 shares issued and 29,113 and 28,911 shares outstanding, respectively)	31	30
Treasury Stock, at cost (1,423 and 1,318 shares, respectively)	(145,337)	(142,977)
Additional Capital	227,804	222,628
Retained Earnings	189,623	147,925
Total Stockholders’ Equity	272,121	227,606
Total Liabilities and Stockholders’ Equity	$605,892	$674,348

LL Flooring

Consolidated Statements of Income

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31, (unaudited)		December 31,
	2021	2020	2021	2020

Net Sales
Net Merchandise Sales	$243,555	$264,983	$993,943	$974,829
Net Services Sales	41,726	39,228	158,401	122,873
Total Net Sales	285,281	304,211	1,152,344	1,097,702
Cost of Sales
Cost of Merchandise Sold	145,252	155,715	588,166	574,944
Cost of Services Sold	33,510	30,574	124,136	95,046
Total Cost of Sales	178,762	186,289	712,302	669,990
Gross Profit	106,519	117,922	440,042	427,712
Selling, General and Administrative Expenses	95,589	99,561	387,356	371,430
Operating Income	10,930	18,361	52,686	56,282
Other Expense (Income)	148	(68)	(104)	2,642
Income Before Income Taxes	10,782	18,429	52,790	53,640
Income Tax Expense (Benefit)	474	(12,621)	11,092	(7,787)
Net Income	$10,308	$31,050	$41,698	$61,427
Net Income per Common Share—Basic	$0.35	$1.07	$1.44	$2.13
Net Income per Common Share—Diluted	$0.35	$1.05	$1.41	$2.10
Weighted Average Common Shares Outstanding:
Basic	29,095	28,890	29,041	28,830
Diluted	29,451	29,498	29,525	29,247

LL Flooring

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2021	2020

Cash Flows from Operating Activities:
Net Income	$41,698	$61,427
Adjustments to Reconcile Net Income:
Depreciation and Amortization	18,833	17,645
Deferred Income Taxes Provision (Benefit)	276	(12,037)
Income on Vouchers Redeemed for Legal Settlements	(1,676)	-
Stock-Based Compensation Expense	5,113	3,333
Provision for Inventory Obsolescence Reserves	2,345	3,036
Antidumping Adjustments	(6,279)	(2,208)
Impairment of Operating Lease Right-Of-Use	—	935
Reclassification of Foreign Currency Translation to Earnings	—	757
Loss (Gain) on Disposal of Fixed Assets	44	(211)
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(15,104)	38,617
Accounts Payable	(8,538)	9,910
Customer Deposits and Store Credits	5,674	19,818
Tariff Recovery Receivable	4,078	22,947
Prepaid Expenses and Other Current Assets	700	(4,094)
Accrued Compensation	(5,219)	3,605
Accrual for Legal Matters and Settlements	7,773	2,507
Payments for Legal Matters and Settlements	(101)	(18,080)
Deferred Rent Payments	(2,315)	2,947
Deferred Payroll Taxes	(2,542)	5,131
Other Assets and Liabilities	(6,090)	1,061
Net Cash Provided by Operating Activities	38,670	157,046

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(19,443)	(15,828)
Other Investing Activities	71	966
Net Cash Used in Investing Activities	(19,372)	(14,862)

Cash Flows from Financing Activities:
Borrowings on Credit Agreement	—	45,000
Payments on Credit Agreement	(101,000)	(26,000)
Common Stock Repurchased	(2,360)	(663)
Other Financing Activities	(690)	441
Net Cash (Used In) Provided by Financing Activities	(104,050)	18,778
Effect of Exchange Rates on Cash and Cash Equivalents	—	(14)
Net (Decrease) Increase in Cash and Cash Equivalents	(84,752)	160,948
Cash and Cash Equivalents, Beginning of Period	169,941	8,993
Cash and Cash Equivalents, End of Period	$85,189	$169,941

Supplemental disclosure of non-cash operating and financing activities:
Relief of Inventory for Vouchers Redeemed for Legal Settlements	$2,783	$—
Release of Deposit for Legal Settlement and Liability	—	21,500
Tenant Improvement Allowance for Leases	(1,230)	(726)

LL Flooring

GAAP to Non-GAAP Reconciliation

(in thousands, except percentages)

Due to the significant fluctuations that occurred during 2020 as a result of the COVID-19 pandemic, to better illustrate comparable two-year growth from our ongoing business for the current year we are also providing comparisons to 2019.

Items impacting gross margin with comparisons to the prior-year periods include:

	Three Months Ended December 31, (unaudited)						Year Ended December 31,
	2021		2020		2019		2021		2020		2019
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales

	(dollars in thousands) [2]						(dollars in thousands) [2]
Gross Profit/Gross Margin, as reported (GAAP)	$106,519	37.3%	$117,922	38.8%	$111,914	40.9%	$440,042	38.2%	$427,712	39.0%	$403,686	36.9%

HTS Classification Adjustments [3]	—	—%	—	—%	—	—%	—	—%	—	—%	(779)	—%
Antidumping Adjustments [4]	287	0.1%	(2,208)	(0.7)%	364	0.1%	(6,279)	(0.5)%	(2,208)	(0.2)%	1,143	0.1%
Store Closure Costs [5]	—	—%	61	—%	—	—%	—	—%	822	—%	—	—%
Sub-Total Items above	287	0.1%	(2,147)	(0.7)%	364	0.1%	(6,279)	(0.5)%	(1,386)	(0.2)%	364	0.1%

Adjusted Gross Profit/Gross Margin (non-GAAP measures)	$106,806	37.4%	$115,775	38.1%	$112,278	41.0%	$433,763	37.6%	$426,326	38.8%	$404,050	37.0%

2	Amounts may not sum due to rounding.
3	Represents classification adjustments related to the HTS duty categorization in prior periods during the year ended December 31, 2019.
4	Represents net antidumping and countervailing (income)/expense associated with applicable prior-year shipments of engineered hardwood from China.
5	Represents the inventory write-offs related to the Canadian and U.S. store closures described more fully in Item 8. Note 11 to the consolidated financial statements filed in the December 31, 2020 10-K.

Items impacting SG&A with comparisons to the prior-year periods include:

	Three Months Ended December 31, (unaudited)						Year Ended December 31,
	2021		2020		2019		2021		2020		2019
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales

	(dollars in thousands) [6]						(dollars in thousands) [6]
SG&A, as reported (GAAP)	$95,589	33.5%	$99,561	32.7%	$92,578	33.8%	$387,356	33.6%	$371,430	33.8%	$386,970	35.4%

(Recovery) Accrual for Legal Matters and Settlements [7]	(475)	(0.2)%	—	—%	(1,100)	(0.4)%	6,800	0.6%	1,500	0.2%	3,475	0.3%
Legal and Professional Fees [8]	31	0.0%	1,433	0.5%	766	0.3%	501	—%	4,220	0.4%	4,169	0.4%
Store Closure Costs [9]	—	—%	1,159	0.4%	—	—%	—	—%	2,962	0.3%	—	—%
Sub-Total Items above	(444)	(0.2)%	2,592	0.9%	(334)	(0.1)%	7,301	0.6%	8,682	0.9%	7,644	0.7%

Adjusted SG&A (a non-GAAP measure)	$96,033	33.7%	$96,969	31.9%	$92,912	33.9%	$380,055	33.0%	$362,748	33.0%	$379,326	34.7%

6	Amounts may not sum due to rounding.
7	This amount represents the charge to earnings for the Mason and Savidis matters in the first quarter of 2021 and $0.9 million of insurance recoveries in the second half of 2021 related to certain significant legal actions. The 2020 amounts reflect expense of $2 million related to the Gold matter in the third quarter and a $0.5 million insurance recovery in the second quarter related to certain significant legal action. The 2019 amounts reflect a $4.75 million expense for the Kramer employment matter and certain Related Laminate matters. These items are described more fully in Item 8. Note 10 to the consolidated financial statements filed in the December 31, 2021 10-K.
8	This amount represents charges to earnings related to our defense of certain significant legal actions during the period. This does not include all legal costs incurred by the Company.
9	Represents store lease impairments, write down on fixed assets and employee termination benefits related to the Canadian and U.S. store closures described more fully in Item 8. Note 11 to the consolidated financial statements filed in the December 31, 2020 10-K.

LL Flooring

GAAP to Non-GAAP Reconciliation

(in thousands, except percentages)

Items impacting operating income and operating margin with comparisons to the prior-year periods include:

	Three Months Ended December 31, (unaudited)						Year Ended December 31,
	2021		2020		2019		2021		2020		2019
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales

	(dollars in thousands) [2]						(dollars in thousands) [2]
Operating Income, as reported (GAAP)	$10,930	3.8%	$18,361	6.0%	$19,336	7.1%	$52,686	4.6%	$56,282	5.1%	$16,716	1.5%

Gross Margin Items:
HTS Classification Adjustments [3]	—	—%	—	—%	—	—%	—	—%	—	—%	(779)	—%
Antidumping Adjustments [4]	287	0.1%	(2,208)	(0.7)%	364	0.1%	(6,279)	(0.5)%	(2,208)	(0.2)%	1,143	0.1%
Store Closure Costs [5]	—	—%	61	—%	—	—%	—	—%	822	—%	—	—%
Gross Margin Subtotal	287	0.1%	(2,147)	(0.7)%	364	0.1%	(6,279)	(0.5)%	(1,386)	(0.2)%	364	0.1%

SG&A Items:
(Recovery) Accrual for Legal Matters and Settlements [7]	(475)	(0.2)%	—	—%	(1,100)	(0.4)%	6,800	0.6%	1,500	0.2%	3,475	0.3%
Legal and Professional Fees [8]	31	0.0%	1,433	0.5%	766	0.3%	501	—%	4,220	0.4%	4,169	0.4%
Store Closure Costs [9]	—	—%	1,159	0.4%	—	—%	—	—%	2,962	0.3%	—	—%
SG&A Subtotal	(444)	(0.2)%	2,592	0.9%	(334)	(0.1)%	7,301	0.6%	8,682	0.9%	7,644	0.7%

Adjusted Operating Income (a non-GAAP measure)	$10,773	3.8%	$18,806	6.2%	$19,366	7.1%	$53,708	4.7%	$63,578	5.8%	$24,724	2.3%

2,3,4,5,,7,8,9    See the Gross Profit and SG&A sections above for more detailed explanations of these individual items.

Items impacting other expense (income) with comparisons to the prior year periods include:

	Three Months Ended December 31, (unaudited)						Year Ended December 31,
	2021		2020		2019		2021		2020		2019
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales

	(dollars in thousands) [10]						(dollars in thousands) [10]
Other Expense (Income), as reported (GAAP)	$148	0.1%	$(68)	—%	$499	0.2%	$(104)	—%	$2,642	0.2%	$3,764	0.3%

Interest impact related to antidumping adjustment [11]	44	—%	(1,275)	(0.4)%	—	—%	(1,797)	(0.2)%	(1,275)	(0.1)%	—	—%
Sub-Total Items above	44	—%	(1,275)	(0.4)%	—	—%	(1,797)	(0.2)%	(1,275)	(0.1)%	—	—%

Adjusted Other Expense (Income)/Adjusted Other Expense (Income) as a % of Sales (a non-GAAP measure)	$104	—%	$1,207	0.4%	$499	0.2%	$1,693	0.2%	$3,917	0.4%	$3,764	0.3%

10	Amounts may not sum due to rounding.
11	Represents antidumping interest income associated with applicable prior-year shipments of engineered hardwood from China.

LL Flooring

GAAP to Non-GAAP Reconciliation

(in thousands, except per share data)

Items impacting earnings per diluted share with comparisons to the prior-year periods include:

	Three Months Ended December 31, (unaudited)			Year Ended December 31,
	2021	2020	2019	2021	2020	2019
	(dollars in thousands, except per share amounts)[2]			(dollars in thousands, except per share amounts)[2]
Net Income, as reported (GAAP)	$10,308	$31,050	$16,398	$41,698	$61,427	$9,663
Net Income per Diluted Share (GAAP)	$0.35	$1.05	$0.57	$1.41	$2.10	$0.34

Gross Margin Items:
HTS Classification Adjustments [3]	—	—	—	—	—	(576)
Antidumping Adjustments [4]	212	(1,632)	269	(4,628)	(1,632)	845
Store Closure Costs [5]	—	45	—	—	607	—
Gross Margin Subtotal	212	(1,587)	269	(4,628)	(1,025)	269

SG&A Items:
(Recovery) Accrual for Legal Matters and Settlements [7]	(350)	—	(813)	5,012	1,109	2,568
Legal and Professional Fees [8]	23	1,059	567	369	3,119	3,081
Store Closure Costs [9]	—	857	—	—	2,189	—
SG&A Subtotal	(327)	1,916	(246)	5,381	6,417	5,649

Other Expense Items:
Antidumping Adjustments Interest [11]	32	(942)	—	(1,324)	(942)	—
Other Expense (Income) Subtotal	32	(942)	—	(1,324)	(942)	—

Adjusted Earnings	$10,225	$30,437	$16,421	$41,127	$65,877	$15,581
Adjusted Earnings per Diluted Share (a non-GAAP measure)	$0.35	$1.03	$0.57	$1.39	$2.25	$0.54

2,3,4,5,7,8,9,11    See the Gross Profit, SG&A and Other Expense (Income) sections above for more detailed explanations of these individual items. These items have been tax affected at the Company’s federal incremental rate, which was 26.3% for the 2021 period and 26.2% for the 2020 and 26.1% for 2019 periods.

The following chart provides a timeline and tariff levels for the key events related to Section 301 tariffs (unaudited):

		Section 301 tariff		Corresponding approximate
Event	Timing	level on imports	Tariff level on	percentage of Company's
		from China	Subset Products	merchandise subject to tariff
Imposition of Tariffs	September 2018	10%	10% then 0%[12]	48%
Increase in Tariffs	June 2019	25%	25% then 0%[12]	44%
Retroactive Exemption on Subset Products[10]	November 2019	25%	0%	10%
Exemption Not Renewed and Tariffs Re-imposed on Subset Products	August 2020	25%	25%	32%
	December 31, 2020	25%	25%	34%
	December 31, 2021	25%	25%	20%

12 On November 7, 2019, the U.S. Trade Representative granted a retroactive exclusion to September 2018 on Subset Products as defined in the Section 301 Tariffs section above bringing the rate to 0%.